Exhibit 10.5

Execution Version

JOINDER AND AMENDMENT AGREEMENT

THIS JOINDER AND AMENDMENT AGREEMENT (this “Agreement”) dated as of September 25, 2022, is executed by and among SENYUN INTERNATIONAL LTD. (the “New Purchaser”) and certain other parties set forth on the signature pages hereto.1

WHEREAS, reference is made to the Securities Purchase Agreement, dated as of August 14, 2022 (as amended by the Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes dated as of September 23, 2022 (the “Existing Securities Purchase Agreement”); the Existing Securities Purchase Agreement as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including pursuant to this Agreement, the “Securities Purchase Agreement”) by and among Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Issuer”), the guarantors from time to time party thereto (together with the Issuer, collectively the “Credit Parties” and each a “Credit Party”), the financial institutions or other entities from time to time party thereto (each as a “Purchaser” and collectively, the “Purchasers”), and FF Simplicity Ventures LLC, a Delaware limited liability company, as administrative and collateral agent (in such capacity, the “Agent”); and

WHEREAS, pursuant to Section 2.1 of the Securities Purchase Agreement, the Issuer intends to issue Incremental Notes in an aggregate principal amount of up to $60,000,000 (collectively, the “New Notes”), and enter into certain other amendments to the terms of the Existing Securities Purchase Agreement applicable to the purchase of the New Notes by the New Purchaser as set forth herein; and

WHEREAS, the New Purchaser desires to become a “Purchaser” under the Securities Purchase Agreement in connection with such New Notes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Joinder. Upon the occurrence of the Second Amendment Effective Date (as defined herein), the New Purchaser acknowledges and agrees that it shall become a Purchaser under the Securities Purchase Agreement of the New Notes and shall have all of the rights and obligations of a Purchaser under the Securities Purchase Agreement and the other Financing Documents, including without limitation, all voting rights associated with such New Notes, all rights to receive interest on such New Notes and all fees with respect to such New Notes and other rights of a Purchaser under the Securities Purchase Agreement and the other Financing Documents with respect to such New Notes, in each case subject to the satisfaction on each Funding Date (as defined herein) of the closing conditions applicable to the purchase of Incremental Notes set forth in the Securities Purchase Agreement and as otherwise amended hereby. The New Purchaser, subject to the terms and conditions hereof, acknowledges and agrees that it shall assume all obligations with respect to the New Notes, which obligations shall include, but shall not be limited to, the obligation to indemnify the Agent as provided in the Securities Purchase Agreement.

1 Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

Section 2. Representations, Warranties and Agreements of the New Purchaser. The New Purchaser makes and confirms to the Agent and the other Purchasers all of the representations, warranties and covenants of a Purchaser under the Securities Purchase Agreement; provided, however, that the New Purchaser is making those representations and warranties contained in Article 13 of the Securities Purchase Agreement solely with respect to itself (and not with respect to any other Purchaser). Without limiting the foregoing, the New Purchaser (a) represents and warrants that (i) it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) it is not (1) a natural person, (2) a Disqualified Purchaser or (3) a Credit Party or an Affiliate of a Credit Party and (iii) it meets all the requirements to be an assignee under Section 12.6 of the Securities Purchase Agreement (subject to such consents, if any, as may be required under Section 12.6 of the Securities Purchase Agreement); (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon the Agent or any other Purchaser and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the New Notes, the other Financing Documents, the creditworthiness of the Issuer and the Guarantors and the value of the assets of the Issuer and the Guarantors, and taking or not taking action under the Financing Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Financing Documents; (e) agrees that, by this Agreement, the New Purchaser has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Financing Documents are required to be performed by it as a Purchaser; and (f) prior to the date hereof has delivered to the Issuer and the Agent any documentation required to be delivered by it pursuant to the Securities Purchase Agreement (including (x) in the event New Purchaser is a Foreign Purchaser, the receipt by Issuer of United States Internal Revenue Service Forms W-8ECI, W-8BEN (W-8BEN-E, as applicable) or W-8IMY (as applicable), and if applicable a portfolio interest certificate and such other forms, certificates or documents, including those prescribed by the United States Internal Revenue Service, properly completed and executed by the New Purchaser, certifying as to New Purchaser’s entitlement to exemption from withholding or deduction of Taxes and (y) if New Purchaser is not a Foreign Purchaser and not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c), a duly completed and true and accurate Internal Revenue Service Form W-9), duly completed and executed by the New Purchaser.

Section 3. Representations, Warranties and Agreements of the Issuer. Subject to the Bridge Waivers, the Issuer makes and confirms to the New Purchaser as of the date hereof and on each Funding Date, all of the representations, warranties and covenants of Issuer under the Securities Purchase Agreement.

Section 4. Other Agreements, Waivers and Amendments. Nothwithstanding any provision to the contrary contained in the Securities Purchase Agreement:

(a)	New Notes.

(i)	Conversion Price. Section 3.1(b) of the New Notes shall provide for: The conversion price of the New Notes shall be equal to $1.05, subject to adjustment therein (the “Conversion Price”); provided, however, in the event that the effective price per share (i.e. conversion price) at which shares of Common Stock (as defined in the New Notes) are issued or issuable in connection with any Tranche A Notes (other than the Initial Bridge Notes, the Second Bridge Notes, the Third Bridge Notes, the Fourth Bridge Notes and/or the Fifth Bridge Notes, in each case, as of the date hereof) is less than (with respect to the first $25 million invested by the New Purchaser, 117.647% of) the Conversion Price (the “Base Share Price”), then the Conversion Price shall be reduced, and only reduced, to equal (with respect to the first $25 million invested by the New Purchaser, 85% of) the Base Share Price, subject to adjustment hereunder (and if the Tranche A Notes (other than the Initial Bridge Notes, the Second Bridge Notes, the Third Bridge Notes, the Fourth Bridge Notes and/or the Fifth Bridge Notes, in each case, as of the date hereof) are issued in multiple tranches or closings with different effective prices, such adjustment shall be to the lowest effective price at which such securities are issued).

For clarity, (x) as of the date hereof, (A) the Conversion Price of the Initial Bridge Notes is $0.8925 and (B) the Conversion Price for each of the Second Bridge Notes, the Third Bridge Notes, the Fourth Bridge Notes and/or the Fifth Bridge Notes is $1.05, and (y) the adjustment mechanism described in the proviso of Section 3.1(b) of the New Notes shall apply to any modification to the conversion price contained in any of the Initial Bridge Notes, the Second Bridge Notes, the Third Bridge Notes, the Fourth Bridge Notes and/or the Fifth Bridge Notes that occur after the date hereof.

(ii)	Transfer Restriction. Section 3.1(f) of the New Notes shall provide for: (i) thirty (30) calendar days restriction for the first $20 million from and after each Funding Date on direct or indirect transfers, sales or dispositions of Common Stock issued upon conversion of any such New Note; (ii) three (3) months restriction for the remaining $40 million from and after each Funding Date on direct or indirect transfers, sales or dispositions of Common Stock issued upon conversion of any such New Note; provided for the avoidance of doubt that the ability of a holder of New Notes to pledge shares issued upon conversion thereof shall not be restricted.

(b)	Second Bridge Notes. Subject to the occurrence of the First Funding Date (as defined herein), Section 3.1(f) of the Second Bridge Notes shall be automatically amended and restated to provide as follows:

Notwithstanding anything to the contrary in this Note, there is and shall be no restriction on the direct or indirect transfer, pledge, sale or other disposition of the shares of Common Stock issued upon conversion of this Note.

(c)	Funding Dates. In accordance with Section 2.1 of the Securities Purchase Agreement, the Issuer shall issue and sell to the New Purchaser, and the New Purchaser hereby commits to acquire from the Issuer, subject to the satisfaction of all of the conditions set forth in Section 4(f) of this Agreement, New Notes on each of the following dates (each, a “Funding Date” and the commitments to fund such New Notes, the “New Notes Commitments”):

(i)	$10 million in principal amount of New Notes on the date that is no later than the later of three (3) Business Days (x) after the Second Amendment Effective Date and (y) following the completion by the Issuer of the due diligence review that is currently in process by the Issuer of the New Purchaser and its direct and indirect beneficial owners and financing sources, which due diligence shall be completed no later than October 31, 2022 (such date, the “First Funding Date”);

(ii)	$10 million in principal amount of New Notes on a date that is no later than the later of fourteen (14) Business Days (x) after the Second Amendment Effective Date and (y) following the completion by the Issuer of the due diligence review that is currently in process by the Issuer of the New Purchaser and its direct and indirect beneficial owners and financing sources, which due diligence shall be completed no later than October 31, 2022;

(iii)	$10 million in principal amount of New Notes on a date that is not later than fifteen (15) Business Days (x) after the effectiveness of its outstanding S-1/A that registers the resale by the Purchasers of all shares issuable pursuant to the Financing Documents, including all shares issuable to the New Purchaser pursuant to the Financing Documents (as amended by a filing to be made after the Second Amendment Effective Date, the “Resale S-1”), and (y) following the completion by the Issuer of the due diligence review that is currently in process by the Issuer of the New Purchaser and its direct and indirect beneficial owners and financing sources, which due diligence shall be completed no later than October 31, 2022;

(iv)	$10 million in principal amount of New Notes on a date that is not later than thirty (30) Business Days (x) after the effectiveness of the Resale S-1, (y) the Shareholder Approval is received, and (z) following the completion by the Issuer of the due diligence review that is currently in process by the Issuer of the New Purchaser and its direct and indirect beneficial owners and financing sources, which due diligence shall be completed no later than October 31, 2022; and

(v)	$20 million in principal amount of New Notes on a date that is no later than ten (10) Business Days (w) after official delivery of FF91 to the first batch of bona fide customers is made, (x) the Shareholder Approval is received, (y) the effectiveness of the Resale S-1, and (z) following the completion by the Issuer of the due diligence review that is currently in process by the Issuer of the New Purchaser and its direct and indirect beneficial owners and financing sources, which due diligence shall be completed no later than October 31, 2022.

For clarity, the Issuer acknowledges that the satisfaction of the condition set forth in any of Sections 4(c)(i)(y), 4(c)(ii)(y), 4(c)(iii)(y), 4(c)(iv)(z) and 4(c)(v)(z) shall be deemed to be satisfaction of the conditions set forth in each of Sections 4(c)(i)(y), 4(c)(ii)(y), 4(c)(iii)(y), 4(c)(iv)(z) and 4(c)(v)(z).

(d)	CFIUS Voting Restriction. The New Notes shall not contain a “Beneficial Ownership Limitation” as set forth in the Form of Note attached to the Securities Purchase Agreement. Notwithstanding the foregoing, the New Purchaser agrees that the New Notes shall provide that the New Purchaser shall not vote or control the vote of shares of Common Stock of the Issuer in excess of 9.99% of the number of shares of Common Stock of the Issuer outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the New Notes; provided the Issuer acknowledges and agrees that New Purchaser may own in excess of 9.99% of the number of shares of Common Stock of Issuer outstanding as of any time, provided that the New Purchaser has irrevocably transferred to a non-affiliated U.S. entity voting rights of all shares of Common Stock of Issuer in excess of such 9.99% threshold.

(e)	Specific Amendments and Waivers. Each Purchaser hereby agrees to amend and/or amend and restate, as applicable, the following provisions of the Existing Securities Purchase Agreement as follows:

(i)	Required Purchasers. The definition of “Required Purchasers” in the Existing Securities Purchase Agreement shall be amended and restated as follows:

“Required Purchasers” means at any time the Purchasers holding more than fifty percent (50%) of the aggregate Notes outstanding under this Agreement; provided, that (x) so long as Agent is also a Purchaser hereunder, Required Purchasers shall include Agent and (y) Required Purchasers shall include the New Purchaser Representative so long as the New Purchaser (as defined in the Second Amendment) (1) has funded at least $30 million in aggregate principal amount of New Notes Commitments and (2) continues to hold all of the New Notes Commitments and the New Notes (other than in respect of an assignment thereof to an Affiliate).

(ii)	Subsequent Closing Date. Clause (a) of the definition of Subsequent Closing Date in the Existing Securities Purchase Agreement shall be amended and restated as follows, and conforming changes in the Existing Securities Purchase Agreement shall be deemed to have been made to accommodate this change:

(a)	such Subsequent Closing Date occurs on or prior to the 90th day following the Closing Date; provided, however, that this condition shall not apply to the New Purchaser Commitments, which may fund as set forth in the Second Amendment;

(iii)	Participation in Future Financing. Section 4.25(a) of the Existing Securities Purchase Agreement shall be amended and restated as follows:

From the date hereof until the date that is the five-year anniversary of the Initial Bridge Closing, upon any issuance by the Issuer or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, Indebtedness or a combination of units thereof other than an Exempt Issuance (as defined in the Bridge Note) or Excluded Stock (as defined in the Warrant) other than an Exempt Issuance (as defined in the Note) or Excluded Stock (as defined in the Warrant) (a “Subsequent Financing”), (x) each Purchaser that then owns at least $25 million principal amount of Notes (when aggregated with any Affiliates of such Purchaser) and (y) the New Purchaser, for so long as it then owns at least $20 million principal amount of Notes (when aggregated with any Affiliates of such Purchaser) shall each have the right to participate in up to an amount of the Subsequent Financing equal to an amount of the Subsequent Financing such that such Purchaser’s ownership of the Issuer (assuming conversion of the Notes and ignoring for such purpose any conversion or exercise limitations included in the Notes) remains the same immediately following such Subsequent Financing as it ownership immediately prior to such Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing subject to this Section 4.25.

(iv)	Additional Defined Terms.

“Second Amendment” means, the Joinder and Amendment Agreement and entered into by the Issuer, the Required Purchasers and the New Purchaser on the Second Amendment Effective Date.

“Second Amendment Effective Date” has the meaning set forth in the Second Amendment.

“New Notes” has the meaning set forth in the Second Amendment.

“New Notes Commitments” has the meaning set forth in the Second Amendment.

“New Purchaser” has the meaning set forth in the Second Amendment.

“New Purchaser Representative” means the New Purchaser or a designee appointed by the New Purchaser; as of the Second Amendment Effective Date, the New Purchaser Representative shall be the New Purchaser, and, after the Second Amendment Effective Date, any other Senyun International Ltd. successor and assign appointed by the previous New Purchaser Representative that fulfilled the role as the New Purchaser Representative hereunder, effective after five (5) Business Days’ advance written notice of such appointment to the Issuer.

(f)	Conditions to Funding the New Notes. The obligation of the New Purchaser to purchase New Notes on each Funding Date shall be subject to the satisfaction or waiver, in form and substance reasonably satisfactory to the New Purchaser, of each of the following conditions:

(i)	the Issuer has delivered to the New Purchaser a Warrant registered in the name of the New Purchaser to purchase up to a number of shares of Common Stock equal to 33% of the New Purchaser’s Conversion Shares on such Funding Date, with an exercise price equal to $5.00, subject to adjustment therein, in a form attached as Exhibit D to the Securities Purchase Agreement;

(ii)	the Issuer has delivered to the New Purchaser a New Note in the principal amount applicable to such Funding Date;

(iii)	subject to the Bridge Waivers, no Default or Event of Default exists;

(iv)	subject to the Bridge Waivers, the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of such Funding Date, both before and after giving effect to the New Note being issued on such Funding Date;

(v)	the Initial Bridge Notes, the Second Bridge Notes and the Third Bridge Notes have been issued and purchased in accordance with the terms of the Securities Purchase Agreement; for the avoidance of doubt, the New Purchaser acknowledges and agrees that this condition has been satisfied as of the Second Amendment Effective Date;

(vi)	the Issuer has delivered to the New Purchaser fully executed copies of all Financing Documents as of the Second Amendment Effective Date (other than the New Notes and Warrants provided in connection with the Funding Dates and other than the previously issued Notes and Warrants);

(vii)	solely with respect to the first Funding Date described in Sections 4(b)(i), the Issuer has delivered to the New Purchaser a customary legal opinion of Sidley Austin LLP, as special counsel to the Credit Parties, reasonably satisfactory to the New Purchaser, but in any event, substantially similar to that certain opinion delivered to the Agent on the Closing Date.

(viii)	the Issuer has paid all legal fees and other transaction expenses of the New Purchaser incurred through such Funding Date up to $200,000 in the aggregate (subject to that certain notice of issuance and disbursement authorization delivered to the New Purchaser as of the date hereof), which fees and expenses can be paid by, at the Issuer’s option, net funding the applicable New Notes;

(ix)	solely with respect to the first and second Funding Dates described in Sections 4(b)(i), (ii) and (iii), the Issuer has obtained the prior written consent of FF Top Holding LLC (“FF Top”) and Season Smart Limited (“Season Smart”) for the transactions contemplated by this Agreement; for the avoidance of doubt, the parties acknowledge and agree that this condition has been satisfied as of the Second Amendment Effective Date pursuant to those certain advanced approval agreements, dated as of September 23, 2022, by and among the Issuer and FF Top and Season Smart, respectively;

(x)	solely with respect to the fourth and fifth Funding Date described in Sections 4(b)(iv) and (v), the Issuer has obtained the Shareholder Approval;

(xi)	the Issuer and FF Top have resolved all disputes relating to governance of the Issuer; for the avoidance of doubt, the parties acknowledge and agree that this condition has been satisfied as of the Second Amendment Effective Date pursuant to that certain heads of agreement, dated as of September 23, 2022, by and among the Issuer, FF Top and FF Global Partners LLC;

(xii)	solely with respect to the third, fourth and fifth Funding Dates described in Sections 4(b)(iii), (iv) and (v) of this Agreement, the Resale S-1, as amended by filings contemplated to take place after the Second Amendment Effective Date, has been declared effective by the Commission and the Issuer has made all filings required to be filed pursuant to the Securities Act or Exchange Act and the rules promulgated thereunder; and

(xiii)	the Issuer has delivered to the New Purchaser the most recent quarterly and annual financial statements described in Section 4.1(b) and Section 4.1(c), respectively, of the Securities Purchase Agreement that either have been filed with the Commission or that are otherwise required to be filed with the Commission as of the applicable Funding Date; provided, however, the New Purchaser agrees that any such document or report that the Issuer files with the Commission via EDGAR or otherwise makes publicly available on its website shall be deemed to be delivered to the New Purchaser for purposes of this Section 4(f)(xiii) at the time such documents are filed via EDGAR or posted to such website as long as the Issuer has notified the New Purchaser that such filing has been made; and

(xiv)	solely with respect to the first Funding Date, the Issuer has delivered to the New Purchaser such other customary closing documents, including without limitation board resolutions, organizational documents, good standing certificates, officers’ and incumbency certificates, compliance certificates and lien searches, as may be reasonably requested by the New Purchaser.

Notwithstanding the foregoing, the Bridge Waivers do not apply to an Event of Default that has occurred and is continuing (after giving effect to any notice and cure periods) in respect of Section 8.1(a), Section 8.1(f) (other than in respect of any Credit Party generally failing to pay, or admitting in writing its inability or refusal to pay, debts as they become due, to which, for the avoidance of doubt, the Bridge Waivers apply), Section 8.1(g), Section 8.01(n) (in respect of the Issuer), Section 8.1(o), Section 8.1(p) or Section 8.1(q), in each case, of the Securities Purchase Agreement.

(g)	Shareholder Meeting. The Issuer agrees that the next proxy statement filing following the date hereof shall solicit stockholder approval of the transactions contemplated by this Agreement, including the issuance of all of the shares issuable upon conversion of the New Notes and warrants held from time to time by the New Purchaser.

(h)	Material Non-Public Information. All material non-public information regarding the Issuer or any other Credit Party that has been disclosed to the New Purchaser on or prior to the date hereof will be disclosed in an 8-K filing to be made by the Issuer no later than 9:30 a.m. (New York City time) on the first Business Day following the Second Amendment Effective Date.

(i)	Resale S-1. The Issuer agrees to use reasonable best efforts to file, as promptly as practicable following the Second Amendment Effective Date, an amendment to the Resale S-1 to register the resale of all shares issuable to the New Purchaser pursuant to the Financing Documents.

Section 5. Address and Payment Instructions. The New Purchaser specifies as its address for notices and its lending office for all Notes the offices set forth below:

Notice Address:

FLAT/RM 1121 11/F

OCEAN CENTRE HARBOUR CITY

5 CANTON ROAD

HONG KONG

Email: zhangbo@daguanhk.com and melody@daguanhk.com

Telephone: +852 5225 7139

All payments to the New Purchaser under the Securities Purchase Agreement shall be made as provided in the Securities Purchase Agreement in accordance with separate instructions delivered to the Agent.

Section 6. Effectiveness of Agreement. This Agreement shall be effective on the date (the “Second Amendment Effective Date”) that this Agreement is executed by the New Purchaser and acknowledged by FF Simplicity Ventures LLC (in its capacity as Agent and Purchaser), RAAJJ Trading LLC (“RAAJJ”) and the Issuer.

Section 7. Additional Agreements of Issuer.

(a)	Subject to clause (b) of this Section 7, the Issuer hereby agrees that the New Purchaser shall be a Purchaser under the Securities Purchase Agreement and shall be issued Notes as set forth herein. Subject to clause (b) of this Section 7, the Issuer agrees that the New Purchaser shall have all of the rights and remedies of a Purchaser under the Securities Purchase Agreement and the other Financing Documents as if the New Purchaser were an original Purchaser under and signatory to the Securities Purchase Agreement. Further, for so long as the New Purchaser remains a Purchaser under the Securities Purchase Agreement, it shall be entitled to the indemnification provisions from the Issuer in favor of the Purchasers as provided in the Securities Purchase Agreement and the other Financing Documents.

(b)	In the event that the Issuer’s due diligence review that is currently in process of the New Purchaser and its direct and indirect beneficial owners and financing sources is not satisfactory in its sole discretion by October 31, 2022, either the Issuer or the New Purchaser may terminate the New Purchaser’s New Notes Commitments and its obligation to purchase the New Notes, in which case all agreements as between the Issuer and the New Purchaser under and relating to the Securities Purchase Agreement shall automatically terminate and be extinguished in full and Section 1 hereof shall be null and void in respect of the New Purchaser. Such termination may be made by the Issuer or the New Purchaser prior to the occurrence of the First Funding Date.

Section 8. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart hereof.

Section 10. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 11. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the New Purchaser, Issuer, FF Simplicity Ventures LLC (in its capacity as Agent and Purchaser) and RAAJJ, except that the New Purchaser may elect to unilaterally waive, in its sole discretion, any of the conditions set forth in Section 4(f) of this Agreement. Any waiver of any provision of this Agreement or any other Financing Document shall be effective only in the specific instance and for the specific purpose for which it is given. No delay on the part of the New Purchaser in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 12. Binding Effect. This Agreement shall be binding upon the New Purchaser, and its successors and permitted assigns and shall inure to the benefit of the Issuer, the Agent, and the Purchasers, and their respective successors and permitted assigns. For the avoidance of doubt, New Purchaser shall be permitted to assign its rights and obligations hereunder to any party in accordance with the terms of the Securities Purchase Agreement.

Section 13. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Securities Purchase Agreement.

Section 14. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof. In the event of a conflict between this Agreement and the Securities Purchase Agreement, this Agreement shall control.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date and year first written above.

SENYUN INTERNATIONAL LTD.

By:	/s/ Bo Zhang
	Name:	Bo Zhang
	Title:	CEO

[Signatures Continued on Next Page]

[Signature Page to Joinder and Second Amendment]

Acknowledged and Accepted as of the

date first written above.

FF SIMPLICITY VENTURES LLC, as Agent

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Mp

Acknowledged and Accepted as of the
date first written above.

RAAJJ TRADING LLC, as Purchaser

By:	/s/ Alan Rubenstein
Name:	Alan Rubenstein
Title:	Manager

Acknowledged and Accepted as of the
date first written above.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.,
as Issuer

By:	/s/ Carsten Breitfeld
Name:	Carsten Breitfeld
Title:	Chief Executive Officer

[Signature Page to Joinder and Second Amendment]